Exhibit 99.2

NORTHWEST PRODUCTS SYSTEM

COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
Three Month Periods Ended March 31, 2013 and 2012

Unaudited
(in thousands)

	Three month period ended
	March 31, 2013	March 31, 2012

Pipeline Revenues	$8,398	$9,090
Terminal Revenues	3,256	2,925
Total Revenues	11,654	12,015
Direct Operating Expenses	16,711	5,097
Excess/(Deficit) of Revenues over Direct Operating Expenses	$(5,057)	$6,918

(See accompanying notes to the Unaudited Combined Statements of Revenues and Direct Operating Expenses)

NORTHWEST PRODUCTS SYSTEM
NOTES TO THE COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

1. Basis of Presentation

The accompanying unaudited combined statements of revenues and direct operating expenses have been prepared in connection with Chevron Pipe Line Company’s sale of the Northwest Products System to Tesoro Logistics LP (“TLLP”) and to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”). As agreed by representatives of the SEC, the accompanying statements of revenues and direct operating expenses have been presented in lieu of complete financial statements as prescribed by Rule 3-05 of Regulation S-X.

The Northwest Products System consists of the Northwest Products Pipeline, a 760-mile Federal Energy Regulatory Commission (“FERC”)-regulated common carrier products pipeline which extends from Salt Lake City, Utah to Spokane, Washington and a separate five-mile jet fuel pipeline to the Salt Lake City International Airport, both owned by Chevron Pipe Line Company; and certain non FERC-regulated refined products terminals located in Boise and Pocatello, Idaho and Pasco, Washington owned by Northwest Terminalling Company, a wholly-owned subsidiary of Chevron Pipe Line Company (collectively “CPL”).

The unaudited combined statements of revenues and direct operating expenses of the Northwest Products System were prepared from the historical accounting records of CPL. The Northwest Products System represents a portion of the operations of both Chevron Pipe Line Company and Northwest Terminalling Company and therefore, is not a stand-alone legal entity. Accordingly, historical financial statements in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”) have not previously been prepared, nor is it practicable to prepare separate, historical financial statements for the Northwest Products System.  The unaudited statements of revenues and direct operating expenses vary from a complete income statement prepared in accordance with U.S. GAAP because they exclude indirect expenses, such as certain general and administrative expenses, interest expense, depreciation and amortization, income taxes and the allocation of corporate overhead costs. Therefore, the results set forth in the unaudited statements of revenues and direct operating expenses may not be representative of future operations. The unaudited statements of revenues and direct operating expenses contained in this report include all normal and recurring material adjustments that, in the opinion of management, are necessary for a fair statement of revenues and direct operating expenses for the interim periods presented herein.

2. Summary of Significant Accounting Policies

Use of Estimates - The preparation of the accompanying unaudited combined statements of revenues and direct operating expenses in conformity with U.S. GAAP requires CPL management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the reporting periods. Actual results may differ from the estimates and assumptions used in the preparation of the unaudited statements of revenues and direct operating expenses.

Revenue Recognition - The Northwest Products System generates revenue by charging tariffs and associated fees for transporting, storing, additizing and delivering refined products. Revenues are recognized as refined products are shipped through, delivered by or stored in the pipelines, terminals and storage facility assets and transported by trucking and barge operations, as applicable. All revenues are based on regulated tariff rates or contractual rates.

Direct Operating Expenses - Direct operating expenses are recognized when incurred and consist of the operations, maintenance and general expenses required to operate the Northwest Products System. Direct operating expenses include items such as direct labor and burden, contract services, fuel and utilities costs, materials and supplies, equipment rentals, right of way payments and property and excise taxes.

Environmental Expenses - Environmental expenditures that relate to ongoing operations or to conditions caused by past operations are expensed as part of the direct operating expenses. Expenditures that create future benefits or contribute to future revenue generation are capitalized.

Exclusion of Indirect and Other Expenses - Indirect general and administrative expenses, depreciation and amortization, corporate overhead, income taxes and other expenses not directly associated with the operation and maintenance of the Northwest Products System have been excluded from the accompanying unaudited statements of revenues and direct operating expenses. In addition, CPL management believes that the historical results presented are not necessarily indicative of the future results of operations of the Northwest Products System due to the omission of these expenses and potential future changes in the business environment.

3. Concentration of Revenues

Customers exceeding 10% of total revenue - For the three month period ended March 31, 2013, revenues from three non-related party customers accounted for 26%, 18% and 11%, respectively, of total revenues. For the three month period ended March 31, 2012, revenues from three non-related party customers accounted for 24%, 14% and 12%, respectively, of total revenues. Additionally, revenues from Chevron related parties for the three month periods ended March 31, 2013 and March 31, 2012, were 27% and 34%, respectively, as detailed in Footnote 6.

4. Commitments and Contingencies

Operating Lease Commitments - The Northwest Products System leases drag reducing agent (DRA) equipment skids which are included in the direct operating expenses. CPL currently leases four DRA skids, which are located at the Corrine, Idahome, Murtaugh and Glens Ferry pipeline stations. The current leases are for the period January 1, 2013 through December 31, 2013, and can be cancelled by CPL with a 60-days prior written notice.

Future Commitments - In June 2012, CPL executed a Grant of Easement for Right-of-Way with the Bureau of Indian Affairs, U.S. Department of the Interior. This easement grants CPL a right-of-way for the transmission of petroleum products over the lands of the Fort Hall Indian Reservation of the Shoshone-Bannock Tribes. The easement is valid for a 20-year period beginning November 14, 2013, and terminating on November 13, 2033. The total compensation for the granting of this easement is $8.5 million, with the initial payment of $4.5 million paid upon the execution of the Grant of Easement. The future commitment of $4 million is due annually in $1 million installments, the first of which is due at the expiration of the existing pipeline right-of-way, which is November 13, 2013, and the remaining three payments are due for the next three consecutive years, the last of which is to be made on or before November 12, 2016. Effective March 1, 2013, the tariff rate to Pocatello Station was increased by sixteen cents per barrel to recover the cost of this new easement.

Environmental Obligations - CPL is subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require CPL to remove or remedy the effect of the disposal or release of specified substances at current and former operating sites. On March 18, 2013, CPL detected and responded to a leak which resulted in a release of diesel fuel near Willard, Utah. CPL notified all appropriate jurisdictional agencies and began conducting all required clean-up activities. As a result of this release, a Corrective Action Order (CAO) was issued on March 22, 2013, by the Pipeline and Hazardous Materials Safety Administration (PHMSA) of the U.S. Department of Transportation. In addition, on April 11, 2013, the Department of Environmental Quality (DEQ), Division of Water Quality, of the State of Utah issued a Notice of Violation and Compliance Order. After completing repairs to the pipeline, on March 30, 2013, diesel deliveries resumed at 80% of normal operating pressure in compliance with the CAO. On April 25, 2013, CPL initiated a hydrostatic test on this section of the pipeline. During the course of the test, a failure was experienced on April 29, 2013. Preparations for a second hydrostatic test began on May 1, 2013, and completed successfully on May 2, 2013. The pipeline resumed diesel deliveries on May 4, 2013. Direct operating expenses for the three month period ended March 31, 2013, include environmental remediation expenses of approximately $12.5 million, which reflects the current estimate of the expected cost to remediate the effects of the leak. The remaining cost for this pipeline segment, which consists of the hydrostatic testing and associated pipeline repairs, not yet incurred as of March 31, 2013, is current estimated to be $1.5 million.

5. Material Contracts and Agreements

Terminalling Services Agreements - Each terminal customer is subject to the same base Terminalling Services Agreement (TSA), which is the source of all terminal revenues. The TSA allows the customer to elect at which Northwest Products System terminal(s) the services will be provided and the type of requested services. All TSA’s have the same contractual rates for each service type. All service rates are subject to an annual escalation increase based upon the Producer’s Price Index for Finished Goods beginning in the first full calendar year after the effective date of the agreement. All but one of the current TSA’s are for a one year period from the effective date, and may continue from year to year thereafter, until either party terminates the agreement upon at least ninety days advance written notice. The TSA between CPL and one of its affiliates is the same base agreement; however it has an initial term of twelve years, with two additional ten year renewal options.

Tank Storage Lease Agreement - CPL has a tank lease storage agreement with a Chevron affiliate for storage services at all three Northwest Products System terminals. The agreement was amended effective August 1, 2012, to provide for storage services at the Boise and Pocatello terminals with an initial term of twelve years, with two additional ten year renewal options. The term of the agreement for the storage services at the Pasco terminal is for a one year period and may continue year to year thereafter, unless terminated by the customer by providing at least ninety days advance written notice prior to the expiration of the initial or any renewal term.

6. Related Party Transactions

The amount of revenues received from other Chevron affiliates were as follows:

	Unaudited
	(in Thousands)
	Three Month Period Ended
	March 31, 2013	March 31, 2012
Pipeline Revenues	$1,925	$2,950
Terminal Revenues	1,223	1,096
Total Affiliate Revenues	$3,148	$4,046

7. Subsequent Events

Subsequent events have been evaluated for recognition and disclosure through May 9, 2013, the date the unaudited financial statements were available to be issued. There have been no subsequent events requiring disclosure.

In connection with a re-issuance of the financial statements, subsequent events have been evaluated for disclosure through June 19, 2013, the date the financial statements were re- issued. As a result of additional information developed from the remediation efforts to date for the diesel release near Willard, Utah, CPL management revised its estimate of the total environmental remediation costs that will be incurred to comply with the related orders from $12.5 million to $20.5 million.

5